EXHIBIT 99.1

OCZ Technology Group Announces Preliminary Fiscal Q3 2012 Revenue

Expects to Report Revenue of $100 to $105 Million;
Fiscal 2012 Revenue Now Expected to Exceed Prior Range

SAN JOSE, Calif., Dec. 1, 2011 -- OCZ Technology Group, Inc. (Nasdaq:OCZ), a leading provider of high-performance solid-state drives (SSDs) for computing devices and systems, today announced its preliminary revenue for the third quarter of fiscal year 2012 (Q3'12), which ended on November 30, 2011.

"We expect to report record revenue in Q3'12, driven primarily by increased traction for our enterprise and server SSD offerings along with initial shipments of our new PCIe-based offerings," said Ryan Petersen, CEO of OCZ Technology. "Based on the exit bookings rates from November, interest in these products is exceeding our expectations, due to accelerated adoption of our SSDs by server OEMs and enterprise customers," added Petersen.

Preliminary Highlights

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OCZ expects revenue for Q3'12 between $100 and $105 million, an increase of approximately 90% compared with the revenue of $53.2 million reported in Q3'11, and an increase of approximately 30% compared with the $78.5 million reported in Q2'12

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OCZ now expects revenue for its fiscal year 2012, ending February 29, 2012, to be in excess of the top end of its previously announced range of $320 to $350 million; this does not take into consideration any potential increase in demand for the Company's products arising from the widely reported hard disk drive shortage

Additional commentary pertaining to the Company's results and updated guidance for fiscal 2012 will be issued when the Company reports its actual Q3'12 financial results in early January 2012.

The preliminary revenue for the Company's Q3'12 presented in this press release are preliminary estimates. They remain subject to management's review of the results and also review by the Company's independent accounting firm.

About OCZ Technology Group, Inc.
Founded in 2002, San Jose, CA-based OCZ Technology Group, Inc. (OCZ) is a leader in the design, manufacturing, and distribution of high performance and reliable Solid-State Drives (SSDs) and premium computer components. OCZ has built on its expertise in high-speed memory to become a leader in the enterprise and consumer SSD markets, a technology that competes with traditional rotating magnetic hard disk drives (HDDs). SSDs are faster, more reliable, generate less heat and use significantly less power than the HDDs used in the majority of computers today. In addition to SSD technology, OCZ also offers high performance components for computing devices and systems, including enterprise-class power management products as well as leading-edge computer gaming solutions. For more information, please visit: www.ocztechnology.com.

Forward-Looking Statements
Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown factors that may cause actual results of OCZ Technology Group, Inc. to be different from those expressed or implied in the forward-looking statements. In this context, words such as "will," "would," "expect," "anticipate," "should" or other similar words and phrases often identify forward-looking statements made on behalf of OCZ. It is important to note that actual results of OCZ may differ materially from those described or implied in such forward-looking statements based on a number of factors and uncertainties, including, but not limited to, market acceptance of OCZ's products and OCZ's ability to continually develop enhanced products; adverse changes both in the general macro-economic environment as well as in the industries OCZ serves, including computer manufacturing, traditional and online retailers, information storage, internet search and content providers and computer system integrators; OCZ's ability to efficiently manage material and inventory, including integrated circuit chip costs and freight costs; and OCZ's ability to generate cash from operations, secure external funding for its operations and manage its liquidity needs. Other general economic, business and financing conditions and factors are described in more detail in "Item 1A -- Risk Factors" in Part I in OCZ's Annual Report on Form 10-K filed with the SEC on May 17, 2011, and amended on May 31, 2011, and statements made in other subsequent filings. The filing is available both at www.sec.gov as well as via OCZ's website at www.ocztechnology.com. OCZ does not undertake to update its forward-looking statements.

Investor Relations Contact:
OCZ Technology Group, Inc.
Bonnie Mott, Investor Relations Manager
408-440-3428
bmott@ocztechnology.com

Media Contact:
Jessica Luken, Director of Global Marketing
408-440-3426
jluken@ocztechnology.com